Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Corporate
P.O. Box 626	Controller and Interim CFO
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Dir. of Communications
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces First Quarter 2009 Results

(Bassett, Va.) – April 9, 2009 – Bassett Furniture Industries Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended February 28, 2009.

Sales for the quarter ended February 28, 2009 were $59.4 million as compared to $81.6 million for the quarter ended March 1, 2008, a decrease of 27.2%. Due to the Company’s fiscal calendar, the quarter ended March 1, 2008 included 14 weeks compared to 13 weeks for the quarter ended February 28, 2009. Gross margins for the first quarter of 2009 and 2008 were 41.5% and 40.0%, respectively. The margin increase over 2008 results primarily from a greater portion of the Company’s wholesale sales being made to the Company-owned stores and improved margins in the retail segment, partially offset by lower margins in the wholesale segment. Selling, general and administrative expenses decreased $2.0 million for the first quarter of 2009 as compared to 2008 primarily due to lower variable costs from lower sales levels and decreased fixed costs as the Company continues to adjust its cost structure to meet sales levels, partially offset by increased bad debt expenses. The Company also recorded significant losses in its investment portfolio due to the continued difficulty in the world’s financial markets. The Company reported a net loss of $(8.7) million, or $(0.76) per share for the quarter ended February 28, 2009 as compared to net income of $0.5 million, or $0.04 per share, for the quarter ended March 1, 2008.

“The worldwide economic slump continued to take its toll on our results in the first quarter of fiscal 2009, negatively affecting every aspect of our business,” said Robert H. Spilman Jr. president and chief executive officer. “We are reacting across multiple fronts to cope with the fallout from historic low levels of consumer confidence. We believe our cost containment program and conservative balance sheet stewardship will enable us to capitalize on the eventual uptick in the economy when it finally does occur.

“Lower store traffic levels and corresponding sales declines that accelerated downward after the mid-September financial meltdown did not improve in the first quarter for the 115 Bassett store network. Comparable store sales in the corporate store fleet declined 12% for the period. More significantly, the environment continued to exert pressure on our licensed stores, causing further growth in our allowance for bad debts, which grew by $3.3 million. We will aggressively rationalize the store network by working with those dealers that we believe can survive the recession, closing stores that are no longer viable, and acquiring stores in situations where we feel we can improve their current operating performance.

“In the quarter, liquidation sales began at four dealer owned stores. As previously announced, we contemplate closing 10 to 12 licensed stores this year, including the ones already in process. Also during the quarter, the Company acquired two stores in Arizona and one in Virginia, bringing the corporate store total to 34. Although we believe that we can improve operating performance at these locations, first quarter results were adversely impacted by start up expenses as we can not realize retail delivery income until four to six weeks after the consummation of the transaction. Once again, we expect to acquire more dealer owned stores this year as we engage in an ongoing store evaluation process that should last though the remainder of 2009.

“Our wood and upholstery wholesale segments also felt the impact of lower sales levels during the period. Wood furniture in particular has been affected, primarily due to the unprecedented amount of discounted bedroom and dining room furniture that has flooded the market for the past several months resulting in depressed wholesale and retail prices. This trend seems to be subsiding but has nevertheless caused major short term damage to the wood furniture segment in the industry. Upholstery, on the other hand, has been more stable from a pricing standpoint, allowing us to actually improve gross margins in the period primarily through better management of labor costs. The Company introduced a more moderate priced custom upholstery program during the quarter that was primarily targeted toward independent furniture stores. “CU2” began shipping in February and has currently been placed with 150 independent dealers in addition to the Bassett store network.

“The generation and preservation of cash is the major focus of the Company at the present time. On February 2nd the suspension of the quarterly dividend was announced. Subsequent to the end of the quarter, on March 19th, another round of cost containment initiatives were enacted that are expected to provide $7 to $8 million of annualized cost savings. These actions included payroll reductions, employee benefits reduction or eliminations, and several other miscellaneous cost savings. The corresponding impact should begin to be felt in the third quarter of 2009.

“Although the Company was a net user of cash during the period, we have plans in place that we believe will reverse this trend and have begun to see progress in recent weeks. Incoming cash receipts from our dealers are challenging to predict in the current economic environment but the aforementioned store rationalization program is designed to provide the Company with a more predictable source of cash in the future. And despite a slight increase in inventory levels during the period, we expect to reduce ongoing inventory by at least $3 to $4 million over the next 3 to 4 months.

“We are hoping for but not planning on a slight rebound in business in the second half of 2009. Meanwhile, we will focus on expenses, work to strengthen our licensed store network and improve corporate store results, and continue to introduce new products to help all of our customers spark consumer interest during these tough times. We look forward to presenting our new lines to attendees of the High Point Furniture Market in two weeks.”

Wholesale Segment

Net sales for the wholesale segment were $49.5 million for the first quarter of 2009 as compared to $69.3 million for the first quarter of 2008, a decrease of 28.6%. Due to the Company’s fiscal calendar, the quarter ended March 1, 2008 included 14 weeks compared to 13 weeks for the quarter ended February 28, 2009. Approximately 53% of wholesale shipments during the first quarter of 2009 were imported products compared to 58% for the first quarter of 2008. Gross margins for the wholesale segment were 27.6% for the first quarter of 2009 as compared to 30.3% for the first quarter of 2008. This decrease is primarily due to lower realized margins on wood furniture and certain discount programs designed to sell more furniture, partially offset by increased margins on upholstered furniture due to its custom nature. Wholesale SG&A decreased $1.8 million during the first quarter of 2009 as compared to 2008 due primarily to decreased sales volume, partially offset by increased bad debt charges. The Company recorded $3.3 million of bad debt charges for the first quarter of 2009 as compared to $0.8 million for the first quarter of 2008.

Retail Segment

The Company-owned store network had sales of $23.7 million in the first quarter of 2009 as compared to $25.9 million in the first quarter of 2008, a decrease of 8.4%. On a comparable store basis, sales decreased 12.4%. Sales decreases were recorded for each major retail market for the Company-owned store network. Gross margins for the quarter increased 0.6 percentage points due to improved pricing and promotional strategies, coupled with less clearance sales activity as compared to 2008. SG&A decreased $0.3 million due to lower sales. However, as part of the store acquisitions during the first quarter of 2009 and late in 2008, the Company did not acquire the existing delivery backlog at the time of acquisition. Consequently, the Company incurred significant SG&A expenses (rent and administrative payroll) without a commensurate level of delivered sales.

Other Income (loss), net

Other income (loss), net for the first quarter of 2009 was $(3.1) million as compared to $0.2 million for 2008. There were two primary factors that contributed to the loss in other income for the 2009 fiscal first quarter. Due to the continued significant decline in the financial markets during the fiscal first quarter, many of the Company’s holdings sustained significant losses. In accordance with the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, the Company recorded a $1.3 million charge for the other than temporary decline in the value of the marketable securities portfolio. Additionally, the Company recognized $1.2 million in net losses from the Alternative Asset Fund, which had historically produced returns in excess of the relevant market indices.

Balance Sheet and Cash Flow

The Company used $5.1 million of cash in operating activities during the first quarter of 2009 primarily due to the continued difficult environment at retail resulting in lower collections on accounts receivable as well as increased cash requirements to fund the January new product rollout. These cash requirements were funded through $12.9 million of investment redemptions and $2.8 million in dividends from the Company’s investment in the International Home Furnishings Center. The Company expects to receive additional redemptions from the Alternative Asset Fund of $2.0 million to $3.0 million over the remainder of the year. In addition, the Company expects wholesale inventories to decrease $3.0 million to $4.0 million over the next two quarters through improved management and coordination with foreign suppliers. As a result of an anticipated debt refinancing for IHFC, it is likely that dividend distributions will decrease or be eliminated for the remainder of 2009.

The Company currently has $18,000 outstanding on its revolving credit facility which provides for borrowings of up to $45,000 at a variable interest rate of LIBOR plus 1.75% (1.92% on February 28, 2009). After coverage for letters of credit, certain loan guarantees and a shortfall in the value of the marketable securities portfolio, the Company has $9,030 available for borrowing under the facility at February 28, 2009. The facility contains, among other provisions, certain defined financial requirements including a minimum level of net worth that requires the Company to have Tangible Net Worth, as defined in the credit agreement, of $118,000 as of the quarterly testing dates. Currently, the Company is in compliance with these provisions and has $120,946 in tangible net worth. Considering the current business and market conditions, and before any sustained business recovery occurs, the Company believes it is probable that its tangible net worth will decline below $118,000 in 2009. In that connection, Management has begun discussions with the Company’s lender to amend the current credit facility. The Company expects to complete these discussions during the second quarter of 2009 and currently believes that it will be successful in obtaining an amendment. However, should the Company be unsuccessful and is unable to meet the net worth test, the lender would have the ability to accelerate repayment under the facility. If such liquidity needs were to arise, the Company could also explore other liquidity options such as negotiating with another lender, sale of its interest in IHFC, sale of existing investment real estate or mortgaging other investment real estate. Should the Company be unsuccessful with these and all other potential options in obtaining the necessary liquidity, this could have a material adverse effect on the Company’s operations.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 115 Bassett stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of fiscal 2008, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the delays or difficulties in converting some of Bassett’s non-operating assets to cash; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except for per share data)

	13 Weeks February 28, 2009	Percent of Net Sales	14 Weeks March 1, 2008	Percent of Net Sales
Net sales	$59,368	100.0%	$81,599	100.0%

Cost of sales	34,758	58.5%	48,972	60.0%

Gross profit	24,610	41.5%	32,627	40.0%

Selling, general and administrative	30,174	50.8%	32,215	39.5%

Income (loss) from operations	(5,564)	-9.4%	412	0.5%

Other income (loss), net	(3,054)	-5.1%	187	0.2%

Income (loss) before income taxes	(8,618)	-14.5%	599	0.7%

Income tax provision	(65)	-0.1%	(81)	-0.1%

Net income (loss)	$(8,683)	-14.6%	$518	0.6%

Basic earnings (loss) per share	$(0.76)		$0.04

Diluted earnings (loss) per share	$(0.76)		$0.04

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) February 28, 2009	November 29, 2008
Assets
Current assets
Cash and cash equivalents	$11,604	$3,777
Accounts receivable, net	37,887	37,146
Inventories	43,404	42,293
Other current assets	11,033	13,628

Total current assets	103,928	96,844

Property and equipment
Cost	157,807	156,068
Less accumulated depreciation	99,222	98,913

Property and equipment, net	58,585	57,155

Investments	19,791	35,060
Retail real estate	27,476	29,588
Notes receivable, net	15,603	16,038
Other	8,949	9,140

	71,819	89,826

Total assets	$234,332	$243,825

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$15,321	$18,747
Accrued compensation and benefits	4,748	4,818
Customer deposits	8,234	6,725
Dividends payable	—	1,142
Other accrued liabilities	11,673	9,560
Current portion of real estate notes payable	6,389	812

Total current liabilities	46,365	41,804

Long-term liabilities
Post employment benefit obligations	12,718	12,829
Long-term revolving debt	18,000	19,000
Real estate notes payable	15,573	21,346
Distributions in excess of affiliate earnings	13,927	11,910
Other long-term liabilities	6,221	6,757

	66,439	71,842

Commitments and Contingencies

Stockholders’ equity
Common stock	56,837	57,102
Retained earnings	64,477	73,160
Additional paid-in-capital	627	346
Accumulated other comprehensive loss	(413)	(429)

Total stockholders’ equity	121,528	130,179

Total liabilities and stockholders’ equity	$234,332	$243,825

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—Unaudited

(In thousands)

	13 Weeks Ended	14 Weeks Ended
	February 28, 2009	March 1, 2008
Operating activities:
Net income (loss)	$(8,683)	$518
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,482	2,036
Equity in undistributed income of investments and unconsolidatedunconsolidated affiliated companies	338	(883)
Realized income from investments	(104)	(182)
Provision for losses on accounts and notes receivable	3,322	770
Other than temporary impairment of investments	1,255	—
Deferred income taxes	—	(78)
Payment to terminate lease	(400)	—
Other, net	234	(17)
Changes in operating assets and liabilities
Accounts receivable	(4,576)	(4,803)
Inventories	(498)	471
Other current assets	2,669	1,947
Accounts payable and accrued liabilities	(95)	(8,403)

Net cash used in operating activities	(5,056)	(8,624)

Investing activities:
Purchases of property and equipment	(589)	(199)
Purchases of retail real estate	(2)	(594)
Proceeds from sales of property and equipment	14	88
Acquisition of retail licensee stores, net of cash acquired	—	(216)
Proceeds from sales of investments	13,758	11,761
Purchases of investments	(858)	(4,739)
Dividends from an affiliate	2,811	2,811
Net cash received on licensee notes	131	281
Other, net	8	(45)

Net cash provided by investing activities	15,273	9,148

Financing activities:
Net borrowings (repayments) under revolving credit facility	(1,000)	4,000
Repayments of real estate notes payable	(196)	(176)
Issuance of common stock	23	35
Repurchases of common stock	(75)	—
Cash dividends	(1,142)	(2,362)

Net cash provided by (used in) financing activities	(2,390)	1,497

Change in cash and cash equivalents	7,827	2,021

Cash and cash equivalents—beginning of year	3,777	3,538

Cash and cash equivalents—end of quarter	$11,604	$5,559

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	13 Weeks Ended February 28, 2009	14 Weeks Ended March 1, 2008
Net Sales
Wholesale	$49,505	$69,309
Retail	23,743	25,927
Inter-company elimination	(13,880)	(13,637)

Consolidated	$59,368	$81,599

Operating Income (loss)
Wholesale	$(2,679)	$2,883
Retail	(2,658)	(2,057)
Inter-company elimination	(227)	(414)

Consolidated	$(5,564)	$412